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Fidelity Investments Announces Restructuring Of Sector Mutual Fund Product Lines

Enhancements Designed to Make Funds Easier

To Use for Individual Investors and Advisors

BOSTON, June 15, 2006 - On the eve of the 25th anniversary of the launch of its first sector funds, Fidelity Investments today announced that it plans to restructure its complete line-up of Select Portfolios, Advisor Focus Funds and VIP sector funds in an effort to make it easier for investors to track the funds' performance and use them in building diversified investment portfolios. Fidelity launched its first four Select Portfolios in July 1981, becoming the first financial services company to offer investors a family of sector-specific funds. Today, the firm offers investors 58 sector or industry specific funds with more than $34 billion in assets.

"Over the years, we've updated our sector fund product lines periodically to reflect the evolving marketplace and meet the needs of our clients," said John F. Sweeney, senior vice president of mutual fund product management, Fidelity Personal Investments. "Within the past several years, we've introduced the Advisor Focus Funds and VIP sector portfolios, and launched seven new Select Portfolios. Now we're taking steps to further distinguish the investment orientation of the funds primarily by aligning the benchmarks of the funds with recognized third-party benchmarks. This will enable investors and advisors to more easily evaluate performance and create comprehensive portfolios with customized weightings."

Fidelity Select Portfolios are available directly to investors while Fidelity Advisor Focus Funds are offered through third-party intermediaries such as banks and broker-dealers. VIP sector funds are available as part of variable insurance products sold through third-party intermediaries and Fidelity's own variable annuities and variable universal life insurance products.

The restructuring is intended to better align the funds' investment goals with standard industry descriptions and to facilitate the adoption of more specific benchmark indexes to evaluate fund performance. Most of the funds will adopt new benchmark indexes. A relatively small number will adopt new names. Shareholder approval is required for certain investment policy changes, and the product line restructuring will not occur until the approvals have been obtained. Shareholders of Fidelity's sector funds will receive information about the proposed changes in proxy mailings in advance of shareholder meetings scheduled for September.

Once restructured, Fidelity's sector funds generally will align under 10 major sectors: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services, and Utilities. These are consistent with the 10 major sectors in the widely recognized Global Industry Classification Standard (GICS), developed by Standard & Poor's (S&P) and Morgan Stanley Capital International (MSCI). Most of the funds will also adopt new benchmarks from MSCI that use the GICS system, while others will use benchmarks from Goldman Sachs and S&P.

"We believe that sector funds can serve two important purposes in the portfolios of advisors and individual investors," said Martha B. Willis, executive vice president, Fidelity Investments Institutional Services Company. "First, they can complement an already diversified portfolio by increasing exposure to certain sectors or industries at the discretion of the advisor and/or the investor. Second, if structured appropriately, they can be used on their own to build a diversified portfolio using our sector funds in conjunction with effective asset allocation tools."

About Fidelity Investments Institutional Services Company

Fidelity Investments Institutional Services Company provides investment management services through investment professionals at financial institutions nationwide, including wirehouses, regional and independent broker/dealers, banks, trust companies and insurance companies. The company offers Fidelity Advisor Funds®, Variable Insurance Product (VIP) Portfolios, systematic investment plans, institutional money market funds and a comprehensive line of retirement products and services. Fidelity Investments Institutional Services Company's total assets under management were $235.8 billion as of April 30, 2006. For more information, advisors may visit https://advisor.fidelity.com.

About Fidelity Investments

Fidelity Investments is one of the world's largest providers of financial services, with custodied assets of more than $2.6 trillion, including managed assets of $1.3 trillion as of April 30, 2006. Fidelity offers investment management, retirement planning, brokerage, and human resources and benefits outsourcing services to more than 22 million individuals and institutions as well as through 5,500 financial intermediary firms. The firm is the largest mutual fund company in the United States, the No. 1 provider of workplace retirement savings plans, one of the largest mutual fund supermarkets and a leading online brokerage firm. For more information about Fidelity Investments, visit www.fidelity.com.

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Please read the proxy statements when they become available because they contain important information. The preliminary and definitive proxy statements can be accessed free of charge on www.sec.gov.

Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.

Before investing, consider the funds' investment objectives, risks, charges and expenses. Contact Fidelity for a prospectus containing this information.

Read it carefully.

Fidelity Distributors Corporation

Fidelity Investments Institutional Services Company

82 Devonshire Street, Boston, MA 02109